Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8, of our report dated July 24, 2012 relating to the consolidated balance sheets as of April 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the years ended April 30, 2012 and 2011 of Sunwin Stevia International, Inc. We also consent to the reference to our firm under the caption "Experts" in the prospectus.

/s/ Sherb & Co., LLP
SHERB & CO., LLP
Certified Public Accountants
New York, New York
August 27, 2012